Exhibit (a)(21)

Amended Designation of Two Existing Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as “PIMCO High Yield Plus Fund” by instrument dated May 25, 2010, is hereby redesignated, without in any way changing the rights or privileges of the Series or their shareholders, as “PIMCO High Yield Spectrum Fund”.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 17th day of August, 2010.

/s/ E. Philip Canon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ Douglas M. Hodge
Douglas M. Hodge

/s/ Ronald C. Parker
Ronald C. Parker

/s/ William J. Popejoy
William J. Popejoy